Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Ares Management Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(r)	3,047,500	$134.75	$410,650,625	0.00014760	$60,612.03
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$410,650,625		$60,612.03
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$60,612.03
(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Ares Management Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-270053), filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2023. This filing fee exhibit is in connection with a final prospectus supplement dated June 12, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)
Includes shares of Class A common stock subject to the underwriters’ option to purchase additional shares of Class A common stock from the Company.